FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	July 18, 2014

Johnson Controls reports higher revenues, operational improvements in 2014 fiscal third quarter

MILWAUKEE, July 18, 2014 . . . . For the third quarter of fiscal 2014, Johnson Controls, Inc., a global multi-industrial company, reported net income from continuing operations of $238 million, or $0.35 per share, on $10.8 billion in revenues. Third quarter diluted earnings per share from continuing operations and excluding restructuring and non-recurring items was $0.84, up 17 percent versus $0.72 last year. As a result of the previously announced sale of its Automotive Electronics business, the company has classified Electronics results as discontinued operations and prior year financial statements have been revised accordingly.

Excluding restructuring and non-recurring items in the third quarter, continuing operations highlights include:

•	Net revenues of $10.8 billion versus $10.5 billion in Q3 2013, up 3 percent

•	Income from business segment operations of $794 million compared with $690 million a year ago, up 15 percent

•	Diluted earnings per share of $0.84 versus $0.72 in the same quarter last year, up 17 percent

Non-recurring items that impacted reported third quarter earnings from continuing operations include:

2014 third quarter (primarily related to business portfolio changes)

•	Pre-tax restructuring charges of $162 million primarily related to the Automotive Interiors business ($151 million after-tax)

•	Pre-tax losses from divested businesses and other transaction-related costs of $140 million ($174 million after-tax)

2013 third quarter

•	$140 million in non-recurring tax benefits

•	Pre-tax restructuring charges of $143 million ($104 million after-tax)

"Our performance was consistent with the expectations we disclosed in our second quarter earnings call, with strong overall performance by our automotive and power businesses and margin improvement in Building Efficiency,” said Alex Molinaroli, Johnson Controls chairman and chief executive officer. “The overall non-residential HVAC markets remain challenged, but we are starting to see some increased demand in certain vertical markets. While orders are still lower than last year, the institutional building sector started showing some improvement as we exited the quarter.”

Business results (All results exclude non-recurring items)

Automotive Experience revenues from continuing operations in the fiscal third quarter of 2014 were $5.7 billion, up 7 percent compared to the 2013 quarter, reflecting higher automotive production in all geographic regions. Automotive industry production in the quarter increased 4 percent in North America, 1 percent in Europe and 11 percent in China. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 28 percent to $1.8 billion.

Automotive Experience segment income from continuing operations of $295 million was up 22% compared to $241 million in the third quarter of 2013. The increase reflects profitability improvements in the company’s Seating and Interiors businesses. Operational performance improved in the company’s metals and mechanisms business and in Europe, which benefitted from restructuring initiatives and higher revenues.
In the third quarter, BMW Brilliance Automotive Ltd. awarded a luxury sedan complete seat program in China to the Shenyang Jinbei Johnson Controls Automotive joint venture. The program is expected to be worth approximately $2.1 billion in revenues over its lifetime, with production expected to launch in 2017.

Building Efficiency sales in the fiscal third quarter of 2014 were $3.6 billion, 4 percent lower than the 2013 third quarter due to lower market demand in North America, Latin America and the Middle East. Excluding Global Workplace Solutions (GWS) and the impact of divestitures, revenues were 1 percent lower.

Adjusted for divestitures and currency, backlog was $4.7 billion compared to the third quarter of last year at $5.0 billion. Third quarter orders were 8 percent lower than last year. Orders in the 2013 quarter were favorably impacted by a $70 million Veteran’s Administration hospital contract.

The company said that certain vertical markets showed higher demand in the 2014 quarter, though this growth was more than offset by lower demand in other key markets. New construction demand was stronger in the education, state/local government and industrial new construction buildings markets as well for retrofits of U.S. Federal government and healthcare facilities.

Building Efficiency segment income of $306 million was down 3 percent compared with $314 million in the 2013 third quarter, due primarily to the lower volumes. Segment income profit margins were 8.6%, an increase of 10 basis points compared with the third quarter of last year.

The company noted that its acquisition of Air Distribution Technologies Inc. (ADT) which was completed late in the 2014 third quarter, did not have a material impact on earnings. The transaction is expected to increase the company’s exposure to the early cycle light commercial buildings market, significantly expand Johnson Controls’ third party distribution channels and create cross-selling opportunities for existing and new products. As a result, the company said it expects its Building Efficiency business to report low single-digit revenue growth in the fiscal 2014 fourth quarter.

Power Solutions sales in the fiscal third quarter of 2014 were $1.5 billion, up 6 percent versus the 2013 quarter. Excluding the impact of lead, sales increased 8 percent. Global unit shipments increased 5 percent, with global production of AGM batteries for start-stop vehicles increasing 17 percent compared with the prior year. Power Solutions segment income was $193 million, up 43 percent, versus $135 million in the third quarter of 2013 due to improved product mix, higher volumes and operational efficiencies.

Johnson Controls said that in the 2014 third quarter, it was awarded new original equipment battery business in China for both traditional and AGM lead-acid batteries. Production is expected to launch in 2016. It also won new aftermarket business in the United States, Europe and Japan, totaling approximately three million units annually, with some of the incremental production to start later in the calendar year.

For the fourth quarter of 2014, the company provided earnings guidance from continuing operations of $1.00 - $1.02 per share, up approximately 11 percent versus the 2013 fourth quarter, excluding any transaction-related costs. The company also reaffirmed its full fiscal year guidance for free cash flow of $1.6 billion and segment margin improvements in all three of its businesses. The updated guidance assumes that underlying earnings from the recently announced Air Distribution Technologies acquisition are not material in the fourth quarter.

“We continue to execute well across all of our businesses, improving our operational performance while making significant changes to our businesses that we expect will drive future growth and increased shareholder value,” said Molinaroli. “I thank our employees for their dedication and commitment during a period of significant change in our organization.”

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FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include required regulatory approvals that are material conditions for proposed transactions to close, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2013. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

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ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 170,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2014, Corporate Responsibility Magazine recognized Johnson Controls as the #12 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

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July 18, 2014 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2014	2013 (Revised)

Net sales	$10,812	$10,499
Cost of sales	9,149	8,935
Gross profit	1,663	1,564

Selling, general and administrative expenses	(977)	(977)
Gain (loss) on business divestitures	(120)	29
Restructuring and impairment costs	(162)	(143)
Net financing charges	(67)	(67)
Equity income	88	74

Income from continuing operations before income taxes	425	480

Income tax provision (benefit)	167	(72)

Net income from continuing operations	258	552

Income (loss) from discontinued operations, net of tax	(62)	20

Net income	196	572

Less: Income attributable to noncontrolling interests	20	22

Net income attributable to JCI	$176	$550

Income from continuing operations	$238	$530
Income (loss) from discontinued operations	(62)	20
Net income attributable to JCI	$176	$550

Diluted earnings per share from continuing operations	$0.35	$0.77
Diluted earnings (loss) per share from discontinued operations	(0.09)	0.03
Diluted earnings per share	$0.26	$0.80

Diluted weighted average shares	672	690
Shares outstanding at period end	666	684

July 18, 2014 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2014	2013 (Revised)

Net sales	$31,849	$30,710
Cost of sales	27,064	26,270
Gross profit	4,785	4,440

Selling, general and administrative expenses	(3,014)	(3,024)
Gain (loss) on business divestitures	(111)	29
Restructuring and impairment costs	(162)	(227)
Net financing charges	(178)	(193)
Equity income	273	305

Income from continuing operations before income taxes	1,593	1,330

Income tax provision	388	227

Net income from continuing operations	1,205	1,103

Income (loss) from discontinued operations, net of tax	(216)	50

Net income	989	1,153

Less: Income attributable to noncontrolling interests	83	80

Net income attributable to JCI	$906	$1,073

Income from continuing operations	$1,122	$1,023
Income (loss) from discontinued operations	(216)	50
Net income attributable to JCI	$906	$1,073

Diluted earnings per share from continuing operations	$1.66	$1.49
Diluted earnings (loss) per share from discontinued operations	(0.32)	0.07
Diluted earnings per share	$1.34	$1.56

Diluted weighted average shares	675	689
Shares outstanding at period end	666	684

July 18, 2014 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	June 30, 2014	September 30, 2013	June 30, 2013 (Revised)
ASSETS
Cash and cash equivalents	$160	$1,055	$391
Accounts receivable - net	6,710	7,206	7,259
Inventories	2,591	2,325	2,470
Assets held for sale	1,575	804	—
Other current assets	2,411	2,308	2,619
Current assets	13,447	13,698	12,739

Property, plant and equipment - net	6,278	6,585	6,569
Goodwill	7,658	6,589	7,135
Other intangible assets - net	1,669	999	1,055
Investments in partially-owned affiliates	966	1,024	1,022
Noncurrent assets held for sale	610	—	—
Other noncurrent assets	2,446	2,623	3,300
Total assets	$33,074	$31,518	$31,820

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,071	$938	$1,431
Accounts payable and accrued expenses	6,701	7,533	7,323
Liabilities held for sale	994	402	—
Other current liabilities	3,377	3,244	3,030
Current liabilities	12,143	12,117	11,784

Long-term debt	6,416	4,560	4,593
Other noncurrent liabilities	2,236	2,110	2,807
Redeemable noncontrolling interests	184	157	205
Shareholders' equity attributable to JCI	11,815	12,314	12,188
Noncontrolling interests	280	260	243
Total liabilities and equity	$33,074	$31,518	$31,820

July 18, 2014 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended June 30,
	2014	2013 (Revised)
Operating Activities
Net income attributable to JCI	$176	$550
Income from continuing operations attributable to noncontrolling interests	20	22

Net income	196	572

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	240	239
Pension and postretirement benefit expense	9	8
Pension and postretirement contributions	(21)	(16)
Equity in earnings of partially-owned affiliates, net of dividends received	49	50
Deferred income taxes	(7)	(144)
Non-cash restructuring and impairment charges	88	36
Loss (gain) on divestitures	120	(29)
Other	23	10
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	10	60
Inventories	(152)	(32)
Restructuring reserves	76	66
Accounts payable and accrued liabilities	203	235
Change in other assets and liabilities	(120)	(21)
Cash provided by operating activities	714	1,034

Investing Activities
Capital expenditures	(274)	(265)
Sale of property, plant and equipment	12	7
Acquisition of businesses, net of cash acquired	(1,589)	—
Business divestitures	(54)	—
Other	1	(10)
Cash used by investing activities	(1,904)	(268)

Financing Activities
Increase (decrease) in short and long-term debt - net	1,240	(646)
Stock repurchases	—	(175)
Payment of cash dividends	(146)	(130)
Proceeds from the exercise of stock options	56	88
Other	(6)	7
Cash provided (used) by financing activities	1,144	(856)
Effect of exchange rate changes on cash and cash equivalents	24	—
Cash held for sale	(27)	—
Decrease in cash and cash equivalents	$(49)	$(90)

July 18, 2014 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Nine Months Ended June 30,
	2014	2013 (Revised)
Operating Activities
Net income attributable to JCI	$906	$1,073
Income from continuing operations attributable to noncontrolling interests	83	80

Net income	989	1,153

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	731	696
Pension and postretirement benefit expense (income)	25	(5)
Pension and postretirement contributions	(68)	(61)
Equity in earnings of partially-owned affiliates, net of dividends received	(96)	(49)
Deferred income taxes	(60)	(9)
Non-cash restructuring and impairment costs	88	49
Loss (gain) on divestitures	111	(29)
Fair value adjustment of equity investment	(19)	(82)
Other	57	37
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	203	6
Inventories	(313)	(151)
Restructuring reserves	(48)	67
Accounts payable and accrued liabilities	(172)	317
Change in other assets and liabilities	(265)	(390)
Cash provided by operating activities	1,163	1,549

Investing Activities
Capital expenditures	(876)	(929)
Sale of property, plant and equipment	61	53
Acquisition of businesses, net of cash acquired	(1,717)	(113)
Business divestitures	(41)	—
Other	16	26
Cash used by investing activities	(2,557)	(963)

Financing Activities
Increase (decrease) in short and long-term debt - net	1,985	(32)
Stock repurchases	(1,199)	(225)
Payment of cash dividends	(422)	(383)
Proceeds from the exercise of stock options	173	173
Other	3	35
Cash provided (used) by financing activities	540	(432)
Effect of exchange rate changes on cash and cash equivalents	(15)	(28)
Cash held for sale	(26)	—
Increase (decrease) in cash and cash equivalents	$(895)	$126

July 18, 2014

FOOTNOTES
1. Business Unit Summary

In the second quarter of fiscal 2014, the Company began reporting its Automotive Experience Electronics business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment income amounts shown below are for continuing operations and exclude the Electronics business segment income of $39 million for the fiscal 2013 third quarter and $100 million for fiscal 2013 year-to-date.

In the fourth quarter of fiscal 2013, the Company changed its method of accounting for certain inventory at Power Solutions from LIFO to FIFO, which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect a increase to cost of sales of $35 million ($0.03) for the fiscal 2013 third quarter and no net impact year-to-date.

(in millions)	Three Months Ended June 30,				Nine Months Ended June 30,
	2014		2013 (Revised)%		2014	2013 (Revised)%
	(unaudited)				(unaudited)
Net Sales
Building Efficiency	$3,576		$3,712	-4%	$10,233	$10,700	-4%
Automotive Experience	5,730		5,362	7%	16,774	15,349	9%
Power Solutions	1,506		1,425	6%	4,842	4,661	4%
Net Sales	$10,812		$10,499		$31,849	$30,710

Segment Income (1)
Building Efficiency	$261		$314	-17%	$559	$623	-10%
Automotive Experience	200		241	-17%	638	468	36%
Power Solutions	193		135	43%	736	659	12%
Segment Income	654	(2)	690		1,933	1,750

Restructuring and impairment costs	(162)		(143)		(162)	(227)
Net financing charges	(67)		(67)		(178)	(193)
Income from continuing operations before income taxes	$425		$480		$1,593	$1,330

Net Sales
Products and systems	$8,903		$8,447	5%	$26,066	$24,570	6%
Services	1,909		2,052	-7%	5,783	6,140	-6%
	$10,812		$10,499		$31,849	$30,710

Cost of Sales
Products and systems	$7,623		$7,265	5%	$22,406	$21,222	6%
Services	1,526		1,670	-9%	4,658	5,048	-8%
	$9,149		$8,935		$27,064	$26,270

(1) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

(2) The 2014 third quarter reported segment income numbers include non-recurring/unusual items. There were no 2013 third quarter non-recurring/unusual items included in segment income. The pre-tax non-recurring/unusual items are reported in the segments as follows:

	Building Efficiency	Automotive Experience	Power Solutions	Consolidated JCI

Segment income, as reported	$261	$200	$193	$654

Non-recurring/unusual items:
ADT transaction related costs	20	—	—	20
Loss on business divestitures	25	95	—	120

Segment income, excluding non-recurring/unusual items	$306	$295	$193	$794

2. Earnings per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items, for the fiscal 2014 and 2013 third quarters is shown below:

	Net Income Attributable to JCI		Net Income Attributable to JCI from Continuing Operations
	Three Months Ended June 30,		Three Months Ended June 30,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)

Earnings per share, as reported	$0.26	$0.80	$0.35	$0.77

Non-recurring/unusual items, net of tax:
ADT transaction related costs	0.02	—	0.02	—
Loss on business divestitures	0.24	—	0.24	—
Restructuring and impairment costs	0.22	0.15	0.22	0.15
Electronics divestiture related costs	0.11	—	—	—
Tax reserve adjustments	—	(0.20)	—	(0.20)

Earnings per share, excluding non-recurring/unusual items *	$0.85	$0.74	$0.84	$0.72

* May not sum due to rounding

July 18, 2014

3. Income Taxes

The Company's total effective tax rate before consideration of non-cash tax charges, restructuring and impairment costs, and other non-recurring items for the third quarter of fiscal 2014 and fiscal 2013 is approximately 20 percent. The fiscal 2013 third quarter includes $140 million ($0.20) of non-cash tax benefits, related primarily to a net tax reserve adjustment of $79 million in the U.S. and $61 million in Mexico.

4. Restructuring

The fiscal 2014 third quarter includes restructuring and impairment costs of $162 million related primarily to the Automotive Interiors business. The fiscal 2013 third quarter includes restructuring and impairment costs of $143 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency and Power Solutions businesses. The restructuring costs consist primarily of workplace reductions and impairment costs.

5. Acquisition of Air Distribution Technologies

On June 16, 2014, the Company completed the purchase of Air Distribution Technologies (ADT) for approximately $1.6 billion. ADT is one of the largest independent providers of air distribution and ventilation products in North America. On June 13, 2014, the Company completed a public offering of $1.7 billion aggregate principal amount of fixed rate senior notes to finance the purchase of ADT.

6. Business Divestitures

The fiscal 2014 third quarter losses on business divestitures include $95 million related to the sale of the Automotive Interiors headliner and sun visor businesses and $25 million related to environmental indemnification costs associated with a previously divested business.

The sale of the Company's remaining Automotive Electronics business to Visteon closed on July 1, 2014. The Electronics business meets the criteria to be classified as a discontinued operation and the condensed consolidated financial statements have been revised for all periods presented. In the fiscal 2014 third quarter, the Company recorded restructuring, impairment and transaction costs of $80 million within discontinued operations related to the Electronics business. The Electronics business is included within assets held for sale and liabilities held for sale in the accompanying condensed consolidated statements of financial position as of June 30, 2014 and September 30, 2013.

7. Held for Sale

On May 18, 2014, the Company announced the signing of a definitive agreement to form a global automotive interiors joint venture with Yanfeng Automotive Trim Systems. As a result, a majority of the Automotive Interiors business met the reporting requirements for held for sale classification in the accompanying condensed consolidated statement of financial position as of June 30, 2014.

July 18, 2014

8. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013 (Revised)	2014	2013 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic and diluted income available to common shareholders	$176	$550	$906	$1,073

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	664.4	683.9	667.5	683.7
Effect of dilutive securities:
Stock options and unvested restricted stock	7.9	6.2	7.9	5.0
Diluted weighted average shares outstanding	672.3	690.1	675.4	688.7